Exhibit 99.1

News Release

FNB FINANCIAL SERVICES CORPORATION

For Immediate Release

For additional Information:
Contact: Richard L. Powell -- (336) 369-0900
Senior Vice President - Support Services

                    RIDGILL NAMED PRESIDENT OF FNB SOUTHEAST

Greensboro, NC - FNB Financial Services Corporation (NASDAQ/NMS: FNBF) has named Pressley A. Ridgill President of FNB Southeast, the corporation's regional banking organization. In addition, he was elected to the FNB Financial Services Corporation Board of Directors.

     FNB Financial Services Corporation President and Chief Executive Officer Ernest J. Sewell made the announcement at the annual meeting of shareholders held May 20.

     Ridgill, who joined the corporation in 2000, was previously Executive Vice President and Chief Operating Officer.

     Sewell continues as Chief Executive Officer and President of the holding company, and Chief Executive Officer of FNB Southeast, which recently relocated their corporate headquarters to Greensboro. He will concentrate on oversight, long-term strategic planning, business development and investor relations until his planned retirement in 2006.

     "I have the utmost confidence that Pressley Ridgill will continue to move the bank toward its long-term goals," said Sewell.

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     "When we brought him into the FNB family in 2000, we knew he had the talent, drive and strength of character to succeed," added FNBF Board Chairman Barry Dodson. "All of us applaud this promotion."

     During his three years as Executive Vice President, Ridgill, 52, has directed operations and planning within the FNB organization, including Finance, Information Technology, Deposit Operations, Network Administration, Branch Operations, Internal Audit, Human Resources, Risk Management, Asset-Liability Management, External Reporting, Investor Relations and Investment Services.

     As president, he will continue to have direct supervision over FNB Southeast Mortgage Corporation and will continue to manage the investment portfolio, assist with the strategic direction of the organization, and evaluate and negotiate acquisitions.

     Prior to joining FNB, Ridgill helped form and served as Executive Vice President of First Commerce Bank in Charlotte. He has also served as Senior Vice President, Treasurer and Chief Financial Officer for Security Capital Bancorp of Salisbury, NC, a $1.3 billion multi-bank holding company. A Certified Public Accountant (CPA), and Certified Financial Planner (CFP), he was Senior Manager for KPMG Peat Marwick's Charlotte office.

     Ridgill earned a Master of Accountancy degree and Bachelor of Science in Business Administration degree from the University of South Carolina. Additionally, he graduated from a three-year advanced banking program through the Graduate School of Banking of the South at Louisiana State University.

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     "For FNB Financial Services Corporation, this is the logical next step in an orderly succession plan in place since 2000," said Sewell. "The plan allows us to ensure that we always have a strong management team and that transitions will be seamless."

     Since Sewell became President in 1995, FNB has grown into a major regional financial services holding company serving North Carolina and Virginia with banking, mortgage and investment subsidiaries. Assets have vaulted from $169 million to $795 million, as of March 31, 2004. Earnings in 2003 set records for the 94-year-old organization.

     This year, the holding company headquarters relocated to Greensboro to position FNB Financial Services Corporation for expanded investor, broker and analyst awareness.

     In remarks following the announcement, Ridgill outlined his goals to continue the momentum of growth and profitability:

     o Refine the organizational management of the corporation.

     o Reward extraordinary service by employees.

     o Build on the momentum of FNB marketing initiatives.

     o Continue to strengthen the FNB brand throughout the operating territory.

     FNB Southeast is a North Carolina chartered commercial bank with 17 full-service offices in North Carolina and Virginia, along with additional mortgage origination offices through its mortgage subsidiary, FNB Southeast Mortgage Corporation. A separate investment subsidiary of the bank operates as FNB Southeast Investment Services, Inc.

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     The common stock of FNB FinancialServices Corporation is traded on the
NASDAQ National Market System under the symbol FNBF.

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